Exhibit 10(dd)

                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT
                                       OF
                              RODNEY W. BLANKENSHIP


          THIS AMENDMENT made and entered into as of the 2nd day of July, 2002 by and between BLOUNT INTERNATIONAL, INC. (the "Company") and RODNEY W. BLANKENSHIP ("Executive");

                              W I T N E S S E T H:

          WHEREAS, the Company and Executive entered into an Employment Agreement, dated as of April 18, 1999, which Agreement became effective on August 19, 1999, and which Agreement has previously been amended as of June 16, 1999, June 7, 2000 and February 14, 2002 (the Agreement as amended is hereinafter referred to as the "Employment Agreement");

          WHEREAS, the parties now desire to amend the Employment Agreement to provide that Executive's employment and the Term shall end on August 1, 2002 and that Executive shall receive compensation and benefits as hereinafter provided; and WHEREAS, the parties desire to enter into this Amendment to the Employment Agreement in order to provide for, among other things, an orderly relocation of the Company's headquarters and transition of Executive's duties and responsibilities.

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and in the Employment Agreement, the parties hereby agree to amend the Employment Agreement as follows:

                                       1.

          Section 2(b) is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

                    "(b) Executive's active employment under this Agreement shall commence at the Effective Time and shall end on August 1, 2002 (the "Term"; the last day of the Term is hereinafter referred to as the "Separation Date"), provided that Executive shall continue to receive payment of his Base Salary monthly through July 31, 2003."

                                       2.

          The parties acknowledge and agree that Sections 3(a) through 3(g) shall remain in effect through the Separation Date and cease to be in effect thereafter, except for the following clarifications.

                    (a) The Base Salary owed to Executive pursuant to Section 3(a) for services between the date of this Amendment and the Separation Date is $20,583.33 per month, plus customary gross-ups including gross-ups usually paid at year-end. Such amounts shall be payable in accordance with Section 3(a).

                    (b) Any amount owed to Executive pursuant to Section 3(b) between the date of this Amendment and the Separation Date shall be payable in accordance with Section 5.4(b). No amounts will be owed to Executive under Section 3(b) on or after the Separation Date.

                    (c) The parties acknowledge that all obligations under
          Section 3(c) of the Agreement have been satisfied.

                    (d) Commencing on the Separation Date and continuing until July 31, 2003, Executive will be treated for purposes of the Blount Retirement Plan as if he were on a paid authorized leave of absence and will continue to be an active participant in the Blount Retirement Plan. For the period from the Separation Date through July 31, 2003, Executive will be paid $20,583.33 per month (subject to withholding of all applicable taxes).


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                                       3.

          Executive agrees and acknowledges that the provisions of Section 4 of the Employment Agreement shall continue to apply to Executive after the Separation Date in accordance with the terms thereof, except that Section 4(d) is hereby amended by adding the following at the end of Section 4(d)(i):

          "provided that the restrictions in this subsection shall only apply to products produced or offered by the Company on the Separation Date"

                                       4.

          Section 5 is hereby amended as follows: (i) unless events or circumstances have occurred prior to the Separation Date which give rise to a claim under Sections 5.1 or 5.2 by Executive, as the case may be (it being understood that any such claims shall not be duplicative of the rights under
Section 5.4, as added below), Sections 5.1 and 5.2 shall cease to be effective on and after the Separation Date and (ii) the following new Section 5.4 shall be added to the end of the present section:

                    "5.4 MUTUALLY AGREEABLE TERMINATION. Company and Executive agree that Executive will terminate his active employment on the Separation Date (as defined in Section 2(b) above) and that Executive shall receive the compensation and benefits provided below. The period from the Separation Date until August 1, 2004 is hereinafter referred to as the "Separation Period." Consistent with the obligations under this Employment Agreement (i) Executive shall not make (whether written or oral), any statement that disparages the Company or its present or future shareholders, affiliates, officers, directors, employees or personnel (collectively, the "Company Persons") or the professional or personal reputation of any of the Company Persons and
          (ii) the Company


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          shall not make (whether written or oral), any statement that disparages Executive or his personal or professional reputation.

                    (a) BASE SALARY - In payment of any additional Base Salary payable to Executive for the Separation Period, Executive shall receive a lump sum payment of $234,524.21 (subject to withholding of all applicable taxes) on the Separation Date.

                    (b) BONUS AND INCENTIVES - In payment of Executive's prorata bonus for the 2002 fiscal year and his bonus for the Separation Period, Executive shall receive a lump sum payment of $231,425.79 (subject to withholding of all applicable taxes) on the Separation Date.

                  (c) HEALTH AND LIFE INSURANCE COVERAGE - Executive's health care coverage (including Exec-U-Care) and group term life insurance coverage as in effect on the Separation Date shall be continued for the Separation Period in the same manner as provided in Section 5.1(c) above (without giving effect to any termination thereof), subject to Executive's right to receive retiree life insurance under the terms of such policy.

                  (d) RETIREE HEALTHCARE COVERAGE - The Company's retiree healthcare coverage for Executive and his dependents shall commence at the end of the Separation Period. The level of coverage and costs under such plan for Executive and his dependents will be the same coverage and costs provided on the Separation Date for executives and such coverage shall be 100% vested and shall not be terminated in the future (regardless of any termination of such coverage that may occur that affects other executives). The obligations of this Section


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         5.4(d) shall terminate upon the later of: (i) the death of the
         Executive and (ii) the death of his spouse.


                    (e) BLOUNT 401(K) PLANS - Executive shall receive an additional payment with respect to the Separation Period for the Blount 401(k) Plan and for the Blount Excess 401(k) Plan in the amount of $31,867.20 in lieu of such amount becoming part of his account under such Plans. Such payment shall be made to Executive within ten
          (10) days of the Separation Date. Executive may request payment of his account balances in the Blount 401(k) Plan and the Blount Excess 401(k) Plan in accordance with the terms of such plans.

                    (f) BLOUNT RETIREMENT PLAN - Executive shall receive a payment with respect to the Separation Period for the Blount Retirement Plan, as if he had earned one additional year of benefit service and was two (2) years older, in the amount of $61,117.09. Such payment shall be made to Executive within ten (10) days of the Separation Date. Executive shall continue to participate in the Blount Retirement Period through July 31, 2003, at which time he will cease to be an Employee for purposes of the Blount Retirement Plan and shall be eligible to retire and receive an Early Retirement Income based on 32 years of Benefit Service.

                    (g) SERP AND EXECUTIVE SERP - For purposes of the Blount, Inc., and Subsidiaries Supplemental Retirement Benefit Plan ("SERP"), and the Blount, Inc. Supplemental Retirement and Disability Plan For Corporate Office Employees ("Supplemental SERP"), Executive shall be entitled on the Separation Date to a 100% vested benefit under the SERP and Supplemental SERP and shall be treated on the Separation Date as if he had earned additional years of benefit


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          service equal to the length of the Separation Period and was two (2)
          years older. Executive shall be paid his benefits under the SERP and Supplemental SERP in a lump sum in the following amounts: SERP - $136,590.29; Supplemental SERP $115,967.18. The lump sum payments to Executive shall be made within ten (10) days of the Separation Date. The Company shall have no further obligations to Executive in respect of the SERP, the Supplemental SERP or any other retirement benefit plan after the making of this payment, except for the obligations to pay Executive's account in the Blount Excess 401(k) Plan and Executive's rights under the Blount Retirement Plan and the Blount 401(k) Plan.

                    (h) EXECUTIVE LIFE INSURANCE PROGRAM - During the Separation Period, the Company will continue to pay the premiums on the $250,000 executive life insurance policy as if Executive's employment had continued for the Separation Period. The insurance policy (after the payments referred to in the preceding sentence) shall be delivered to Executive on the last day of Separation Period, free and clear of any loans, liens or other encumbrances. Except for subsection (c) and this subsection (h), the Company shall have no further obligations in respect of the maintenance of life insurance for Executive.

                    (i) STOCK OPTIONS - On the Separation Date, (i) Executive's Nonqualified Stock Option (Time Option), dated August 19, 1999 for 15,000 shares and Nonqualified Stock Option (Time Option), dated June 1, 2000, for 7,500 shares (which amount includes shares already vested) shall become fully vested and immediately exercisable (such Options are hereinafter referred to as the "Time Options"), and (ii) Executive's Nonqualified Stock Options granted under the Blount International, Inc. 2000 Stock Incentive Plan, for 20,000 shares


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          on June 29, 2001, and for 15,000 shares on February 19, 2002 (which amount includes shares already vested) shall become fully vested and immediately exercisable (hereinafter the "2000 Plan Options"). Executive shall have until August 1, 2005 to exercise the Time Options and the 2000 Plan Options. The Time Options and the 2000 Plan Options are hereby amended to the extent necessary to reflect the provisions of this Section 5.4(i).

                    (j) EMPLOYEE STOCKHOLDER AGREEMENT - As of the Separation Date, Executive's termination shall be treated as qualifying as a termination by the Company for a reason other than for Cause for purposes of Article IV of the Employee Stockholders Agreement, dated as of August 19, 1999 (the "Employee Stockholders Agreement"), and the other provisions of such agreement. Executive's rights and obligations as set forth in the Employee Stockholders Agreement shall continue after the Separation Date, including Executive's rights to sell shares of Common Stock subject to the Employee Stockholders Agreement commencing on August 19, 2004.

                    (k) ACCRUED VACATION - Executive shall be paid his accrued vacation on the Separation Date.


                    (l) BUSINESS EXPENSES - Executive shall be reimbursed on or before the Separation Date for all reasonable business expenses for which he has submitted Company expense reports. Executive shall also be reimbursed for all other reasonable business expenses he has incurred or paid through the Separation Date promptly after submission of a Company expense report for such expenses.

                    (m) MISCELLANEOUS - Executive hereby waives any rights to receive office space, an administrative assistant and reasonable expenses related thereto


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          for the Separation Period. In lieu of such benefits, the Company will
          (i) assign and transfer to Executive his current automobile, free and clear of all liens and encumbrances, (ii) pay Executive the amount of $20,000 (less applicable withholding taxes), and (iii) transfer to Executive the Company's rights (if any) to memberships in any recreational or social clubs of which Executive is currently a member."

                                       5.

          The parties agree and acknowledge that Section 5.3 and Sections 6 through 17 of the Employment Agreement shall remain in effect, even after the Separation Date in accordance with the terms thereof.

                                       6.

          Except for the rights under the Employment Agreement, as amended hereby, and the Employee Stockholders Agreement, and the rights under the related Company plans, programs and benefit arrangements, (i) Executive has no other rights or claims, contractual or otherwise, as against the Company or any of the Company Persons or claims arising out of Executive's employment by and Executive's service as an officer of the Company and the termination of such employment and service and (ii) the Company has no other rights or claims contractual or otherwise, as against Executive or claims against Executive arising out of Executive's exercise of his responsibilities and duties as an employee or an officer of the Company.

          Executive affirms that he has been given at least forty-five (45) days within which to consider this release and its consequences, that he has seven days following his signing of this Amendment to revoke and cancel the terms and conditions contained herein and the terms and conditions of this Amendment shall not become effective or enforceable until the seven-day revocation period has expired, and that, prior to the execution of this Amendment, he has been


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advised by the Company to consult with, and has consulted with, an attorney of his choice concerning the terms and conditions set forth herein.

          This Amendment to the Employment Agreement shall be effective on the date of this Amendment. Except as hereby modified, the Employment Agreement shall remain in full force and effect.


          IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first written above.

                                    BLOUNT INTERNATIONAL, INC.

                                    By:
                                       -----------------------------------------

                                    EXECUTIVE

                                    --------------------------------------------
                                    RODNEY W. BLANKENSHIP